Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Fiscal Fourth Quarter and Full Fiscal Year 2016 Results
Liquidity increased 20% in the March quarter
New bank financial covenants provide critical flexibility going forward

HOUSTON, May 27, 2016 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the quarter and full fiscal year ended March 31, 2016. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change
Operating revenue	$375,268	$418,876	(10.4)%	$1,629,547	$1,726,987	(5.6)%
Net income (loss)	(25,255)	15,077	*	(73,940)	84,300	*
Diluted earnings (loss) per share	(0.72)	0.43	*	(2.12)	2.37	*
Adjusted EBITDAR (1)	86,645	126,330	(31.4)%	417,363	473,824	(11.9)%
Adjusted net income (1)	4,716	31,804	(85.2)%	51,308	133,963	(61.7)%
Adjusted earnings per share (1)	0.13	0.91	(85.7)%	1.45	3.77	(61.5)%
Operating cash flow	60,342	90,816	(33.6)%	116,026	253,226	(54.2)%
Capital expenditures	29,010	102,549	(71.7)%	372,375	601,834	(38.1)%

	March 31,	December 31,	March 31,	% Change	% Change
	2016	2015	2015	Quarter over quarter	Year over year
Cash	$104,310	$131,908	$104,146	(20.9)%	0.2%
Undrawn borrowing capacity on Revolving Credit Facility	255,420	167,370	265,715	52.6%	(3.9)%
Total liquidity	$359,730	$299,278	$369,861	20.2%	(2.7)%
______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release

*	percentage change not meaningful

BUSINESS AND FINANCIAL UPDATE

•	Liquidity as of March 31, 2016 of $359.7 million, a 20.2% increase from December 31, 2015; includes $104.3 million of cash

•	New bank financial covenants provide financial flexibility through the oil and gas downturn

•	Strong March 2016 quarter operating cash flow of $60.3 million, increase of $62.9 million over the December 2015 quarter; full year operating cash flow of $116.0 million

•
Significant downturn in oil and gas business partially offset by the benefit of diversification with the start-up of the U.K. SAR contract in April 2015 and the addition of fixed wing operations in Australia

•	The March 2016 quarter and fiscal year 2016 results benefited from successful cost reduction efforts, capital expenditure reduction and aircraft sales that are continuing in fiscal year 2017
“Fiscal 2016 was a difficult and challenging year for Bristow. However, the March 2016 quarter results, especially the 20% increase in liquidity, demonstrate the success of our cost reduction and diversification efforts,” said Jonathan Baliff, President and Chief Executive Officer. “I am proud of the global Bristow team who continued to fly safely around the world and for the rapid and professional recovery following the S-76C+ ditching in Nigeria in February. The completion of U.K. SAR start up activities, overall capital expenditure reduction and aircraft sales expected in fiscal 2017 will strengthen our liquidity position as we lead through the downturn. In this environment, further reductions of our direct G&A costs, combined with working with our OEM partners to defer additional capital expenditures into future years and lower maintenance costs, are all designed to provide Bristow with the additional financial flexibility necessary to successfully navigate through this downturn.”
Don Miller, Senior Vice President and Chief Financial Officer said, "Working in partnership with our senior bank group, we have amended our bank financial covenants that will provide the company with the level of financial flexibility to manage our business through the industry downturn.”
Operating revenue from external clients by line of services was as follows (in thousands, except percentages):

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

Oil and gas services	$255,017	$360,405	(29.2)%	$1,222,501	$1,498,510	(18.4)%
Fixed wing services	53,552	42,045	27.4%	208,538	156,196	33.5%
U.K. SAR services	62,118	11,037	462.8%	177,230	48,917	262.3%
Corporate and other	4,581	5,389	(15.0)%	21,278	23,364	(8.9)%
Total operating revenue	$375,268	$418,876	(10.4)%	$1,629,547	$1,726,987	(5.6)%
The severity of the oil and gas industry downturn during fiscal year 2016 and the resulting decline in crude oil prices negatively affected activity and operating revenue with our oil and gas clients. Additionally, changes in foreign exchange rates during fiscal year 2016 decreased operating revenue by $14.7 million and $98.6 million quarter-over-quarter and year-over-year, respectively. The decline in oil and gas revenue in fiscal year 2016 was partially offset by revenue from the start-up of the U.K. SAR contract and the addition of fixed wing operations in Australia through Airnorth.
The decline in net income, diluted earnings per share (GAAP and adjusted) and adjusted EBITDAR in both the March 2016 quarter and fiscal year 2016 compared to prior periods was driven primarily by the decline in revenue with oil and gas clients which was not fully offset by a similar decrease in operating costs despite our global cost reduction efforts. These declines were partially offset by a reduced impact from changes in foreign currency exchange rates in fiscal year 2016 as the impact on revenue was more than offset by an impact on costs and earnings from unconsolidated affiliates as discussed below. GAAP net income and diluted earnings per share were also significantly impacted by a number of special items described in the tables at the end of this release.
The impact of changes in foreign currency exchange rates lowered net income, diluted earnings per share (GAAP and adjusted) and adjusted EBITDAR by $4.1 million, $0.12 and $5.9 million, respectively, in the March 2016 quarter and by $7.7 million, $0.22 and $9.9 million, respectively, in the March 2015 quarter. These impacts were primarily reflected in a $5.2 million and a $9.7 million pre-tax reduction in our earnings from unconsolidated affiliates as results related to Líder were impacted by changes in the Brazilian real and the U.S. dollar exchange rate.
The impact of changes in foreign currency exchange rates lowered net income, diluted earnings per share (GAAP and adjusted) and adjusted EBITDAR by $26.6 million, $0.75 and $29.4 million, respectively, in fiscal year 2016 and by $31.4 million, $0.88 and $39.8 million, respectively, in fiscal year 2015. These impacts were primarily reflected in a $22.4 million and a $25.7 million pre-tax reduction in our earnings from unconsolidated affiliates, net of losses, related to Líder.
“Bristow is in control of our future with additional fiscal 2017 actions designed to improve our safety performance, while reducing costs to become even more competitive,” added Jonathan Baliff. “We continue to utilize our mostly owned S-92 fleet in response to the grounded H225 fleet. In this challenging environment, we are seeing real success with clients signing new contracts. With $360 million of liquidity, positive operating cash flow, reduced capital expenditures and strong bank partnerships, Bristow is positioned to continue to fly safely, help our clients in their time of need, and maintain our financial strength as we move into fiscal 2017 and beyond.”

REGIONAL PERFORMANCE
Europe Caspian

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

	(in thousands, except percentages)
Operating revenue	$206,517	$179,077	15.3%	$809,914	$792,293	2.2%
Earnings from unconsolidated affiliates	$(35)	$(2)	*	$310	$1,107	(72.0)%
Operating income (loss)	$(5,837)	17,171	*	$50,406	128,543	(60.8)%
Operating margin	(2.8)%	9.6%	*	6.2%	16.2%	(61.7)%
Adjusted EBITDAR	$61,708	$55,339	11.5%	$260,329	$260,696	(0.1)%
Adjusted EBITDAR margin	29.9%	30.9%	(3.2)%	32.1%	32.9%	(2.4)%
_______________

*	percentage change not meaningful
The increase in operating revenue for the March 2016 quarter and fiscal year 2016 compared to the prior year periods was primarily due to the startup of seven U.K. SAR bases during fiscal year 2016, partially offset by a decrease in revenue with our oil and gas clients.
Additionally, a substantial portion of our operations in the Europe Caspian region are contracted in British pound sterling and Norwegian kroner, both of which weakened significantly against the U.S. dollar in fiscal year 2016. Foreign currency exchange rate changes resulted in an $11.6 million and $65.8 million reduction in revenue for our Europe Caspian region for the quarter and fiscal year ended March 31, 2016 compared to prior periods.
Operating income and operating margin for the March 2016 quarter and fiscal year 2016 were impacted by impairments of goodwill and intangibles totaling $21.2 million relating to Eastern Airways. Operating income and operating margin for the fiscal year 2016 were also impacted by an impairment of goodwill for operations in Norway totaling $12.1 million. These impairment charges resulted from lower forecasted results for future periods driven by the ongoing oil and gas industry downturn. The reduction in oil and gas and fixed wing revenue and the goodwill impairment charges were the primary drivers of the year-over-year decrease in operating income and operating margin.

Adjusted EBITDAR improved in the March 2016 quarter compared to the prior year period primarily due to the contribution from U.K. SAR and cost reduction initiatives. However, adjusted EBITDAR margin for the quarter decreased slightly due to the impact of the industry downturn and unfavorable foreign currency exchange rate changes. For the full year, adjusted EBITDAR and adjusted EBITDAR margin declined slightly compared to fiscal year 2015 due to the impact from the downturn and unfavorable foreign currency exchange rate changes being partially offset by the start-up of U.K. SAR bases and cost reduction initiatives.

Africa

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

	(in thousands, except percentages)
Operating revenue	$46,660	$80,340	(41.9)%	$249,545	$336,005	(25.7)%
Earnings from unconsolidated affiliates	$2,025	$2,025	—%	$2,068	$2,068	—%
Operating income (loss)	$(5,201)	$28,086	*	$19,702	$91,758	(78.5)%
Operating margin	(11.1)%	35.0%	*	7.9%	27.3%	(71.1)%
Adjusted EBITDAR	$6,950	$39,077	(82.2)%	$67,827	$116,757	(41.9)%
Adjusted EBITDAR margin	14.9%	48.6%	(69.3)%	27.2%	34.7%	(21.6)%
_______________

*	percentage change not meaningful

Operating revenue declined for the March 2016 quarter and fiscal year 2016 compared to the prior year periods primarily due to the significant decline in oil and gas activity as well as the temporary operational suspension of our S-76 fleet.
Operating income and operating margin for the March 2016 quarter and fiscal year 2016 were impacted by the revenue drivers discussed above and a $6.2 million impairment of goodwill for operations in Africa in the March 2016 quarter which resulted from lower forecasted results for future periods driven by the ongoing oil and gas industry downturn. Additionally impacting operating income and operating margin for fiscal year 2016 was an increase in depreciation expense of $16.8 million primarily as a result of management's decision to exit certain aircraft fleet types operating in this market sooner than originally anticipated, partially offset by cost reduction initiatives.
Adjusted EBITDAR and adjusted EBITDAR margin for the March 2016 quarter were also negatively impacted by the decline in operating revenue, partially offset by a decrease in salaries and professional fees due to cost reduction initiatives. For the full fiscal year 2016, adjusted EBITDAR and adjusted EBITDAR margin decreased primarily due to the decline in activity and $4.7 million of bad debt expense. Offsetting these declines were decreases in salaries and benefits, maintenance expense, training expense and travel and meals expense of $33.2 million primarily due to cost reduction initiatives implemented in this region as a part of organizational restructuring efforts.
Americas

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

	(in thousands, except percentages)
Operating revenue	$65,016	$85,292	(23.8)%	$290,299	$351,429	(17.4)%
Earnings from unconsolidated affiliates	$(357)	$(4,213)	91.5%	$(2,117)	$(4,946)	57.2%
Operating income	$4,180	$19,178	(78.2)%	$34,463	$79,176	(56.5)%
Operating margin	6.4%	22.5%	(71.6)%	11.9%	22.5%	(47.1)%
Adjusted EBITDAR	$16,329	$34,822	(53.1)%	$92,974	$135,935	(31.6)%
Adjusted EBITDAR margin	25.1%	40.8%	(38.5)%	32.0%	38.7%	(17.3)%
Operating revenue declined for the March 2016 quarter and fiscal year 2016 compared to the prior year periods primarily due to the decline in activity in our U.S. Gulf of Mexico operations as well as lower revenue in Brazil due to fewer aircraft leased to Líder and the end of a contract in Trinidad.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin were negatively impacted by unfavorable exchange rate changes in the three-month and full year periods in fiscal years 2016 and 2015 which reduced our earnings from our investment in Líder by $5.2 million in the March 2016 quarter, $9.7 million in the March 2015 quarter, $22.4 million in fiscal year 2016 and $25.7 million in fiscal year 2015. Additionally, year-over-year results were impacted by the reversal of $4.4 million of bad debt expense in fiscal year 2015. Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin were lower compared to the prior year periods primarily due to the decline in operating revenue partially offset by a decrease in salaries and professional fees due to cost reduction initiatives.
Asia Pacific

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

	(in thousands, except percentages)
Operating revenue	$57,877	$68,883	(16.0)%	$272,054	$237,597	14.5%
Operating income (loss)	$(710)	$1,400	*	$4,073	$12,455	(67.3)%
Operating margin	(1.2)%	2.0%	*	1.5%	5.2%	(71.2)%
Adjusted EBITDAR	$15,420	$20,142	(23.4)%	$65,414	$59,981	9.1%
Adjusted EBITDAR margin	26.6%	29.2%	(8.9)%	24.0%	25.2%	(4.8)%
_______________

*	percentage change not meaningful

Operating revenue declined for the March 2016 quarter compared to the prior year period primarily due to a decline in oil and gas activity in Australia, partially offset by the addition of Airnorth. The increase in operating revenue for the fiscal year ended March 31, 2016 primarily reflected the full year results of Airnorth.
A substantial portion of our operations in the Asia Pacific region are contracted in the Australian dollar, which weakened significantly against the U.S. dollar in fiscal year 2016. Foreign currency exchange rate changes resulted in a reduction in revenue for our Asia Pacific region of $2.9 million quarter-over-quarter and $23.6 million year-over-year.
Operating income and operating margin declined for both the March 2016 quarter and fiscal year 2016 compared to prior periods primarily due to a decline in oil and gas revenue which was not fully offset by cost reduction efforts. Lower activity resulted in reduced adjusted EBITDAR and adjusted EBITDAR margin quarter-over-quarter. However, adjusted EBITDAR improved year-over-year primarily due to the addition of Airnorth, partially offset by the inclusion of $4.6 million in credits for maintenance expense from our original equipment manufacturer recorded during fiscal year 2015 as settlements for aircraft performance and transportation costs. Before the benefit of the maintenance credits utilized during fiscal year 2015, adjusted EBITDAR margin was 23.3%, representing a year-over-year improvement due to the addition of Airnorth.
Corporate and other

	Three-month Period			Full Year
	FY2016	FY2015	% Change	FY2016	FY2015	% Change

	(in thousands, except percentages)
Operating revenue	$4,945	$6,270	(21.1)%	$23,487	$26,412	(11.1)%
Operating loss	$(23,518)	$(27,878)	15.6%	$(118,796)	$(130,209)	8.8%
Adjusted EBITDAR	$(13,762)	$(23,050)	40.3%	$(69,181)	$(99,545)	30.5%
Operating revenue decreased in the March 2016 quarter and fiscal year 2016 compared to prior periods primarily due to a decline in Bristow Academy revenue, partially offset by an increase in third party part sales and the correction of an error in fiscal year 2015.
Operating loss and adjusted EBITDAR improved for the March 2016 quarter compared to the March 2015 quarter primarily due to cost reduction initiatives including lower compensation expense as a result of management's decision not to award current year bonuses during fiscal year 2016 as well as lower professional fees. Operating loss during fiscal year 2016 included the impairment of goodwill for Bristow Academy of $10.2 million, which resulted from lower forecasted results for future periods, and impairment of inventories of $5.4 million, but the cost reductions in fiscal year 2016 resulted in improvement compared to the previous fiscal year.
Similarly to the March 2016 quarter, operating loss and adjusted EBITDAR improved during fiscal year 2016 primarily due to the decline in compensation expense discussed above and the favorable impact from changes in foreign currency exchange rates on our Corporate results of $6.7 million during fiscal year 2016.

LIQUIDITY AND FINANCIAL FLEXIBILITY
We expect that our cash on deposit as of March 31, 2016 of $104.3 million, cash flow from operations, proceeds from aircraft sales and from the sale and leaseback of owned aircraft, available borrowing capacity under our Revolving Credit Facility, as well as future financings will be sufficient to satisfy our capital commitments, including our oil and gas aircraft purchase commitments to service our oil and gas clients and remaining capital requirements in connection with our U.K. SAR contract. The available borrowing capacity under our Revolving Credit Facility was $255.4 million as of March 31, 2016.
On May 23, 2016, we entered into an eighth amendment to the Amended and Restated Credit Agreement that, among other things, (a) replaces the maximum leverage ratio requirement with a maximum senior secured leverage ratio, defined as the ratio of the sum of senior secured debt and the present value of obligations under operating leases to consolidated EBITDA for the most recent four consecutive fiscal quarters, which ratio may not be not greater than 4.25:1.00 for each fiscal quarter ending during the period from March 31, 2016 through September 30, 2017 and 4.00:1.00 for each fiscal quarter ending thereafter, (b) replaces the interest coverage ratio requirement with a minimum current ratio, defined as the ratio of the sum of consolidated current assets minus the book value of aircraft held for sale plus the unused amount of aggregate revolving commitments less $25 million to consolidated current liabilities, which may not be not less than 1.00:1.00 as of the last day of each fiscal quarter, (c) allows for the issuance of certain additional indebtedness when the leverage ratio exceeds 4.75:1.00, including (i) unsecured, subordinated or convertible indebtedness to refinance outstanding term loans under the Amended and Restated Credit Agreement and the Term Loan Credit Agreement, (ii) additional unsecured, subordinated or convertible indebtedness of up to $100 million in principal amount, (iii) equipment financings, including, without limitation, aircraft sale and leaseback transactions, and (iv) financings of U.K. bases with respect to helicopter SAR services and (d) limits cash dividends on our common stock to $0.07 per share per quarter.
DIVIDEND
On May 23, 2016, our Board of Directors approved a dividend of $0.07 per share to be paid on June 29, 2016 to shareholders of record on June 14, 2016. Based on the number of shares outstanding as of March 31, 2016, the total quarterly dividend payment will be approximately $2.4 million.
GUIDANCE
Fiscal year 2017 guidance for selected financial measures is provided in the financial tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 26, 2016 to review financial results for the fiscal year 2016 fourth quarter ended March 31, 2016. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2016 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through June 9, 2016 and may be accessed by calling toll free 1-877-660-6853, passcode: 13636314#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through June 9, 2016 and may be accessed by calling 1-201-612-7415, passcode: 13636314#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2015 and annual report on Form 10-K for the fiscal year ended March 31, 2015. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2016	2015	2016	2015

Gross revenue:
Operating revenue from non-affiliates	$357,636	$396,801	$1,550,638	$1,639,263
Operating revenue from affiliates	17,632	22,075	78,909	87,724
Reimbursable revenue from non-affiliates	6,451	31,479	85,966	131,682
	381,719	450,355	1,715,513	1,858,669

Operating expense:
Direct cost	301,163	283,508	1,227,541	1,174,991
Reimbursable expense	5,582	30,100	81,824	124,566
Depreciation and amortization	29,959	37,129	136,812	114,293
General and administrative	50,343	59,471	224,645	254,158
	387,047	410,208	1,670,822	1,668,008

Loss on impairment	(27,391)	—	(55,104)	(7,167)
Loss on disposal of assets	(6,837)	(10,255)	(30,693)	(35,849)
Earnings from unconsolidated affiliates, net of losses	1,633	(2,190)	261	(1,771)

Operating income (loss)	(37,923)	27,702	(40,845)	145,874
Interest expense, net	(9,744)	(7,679)	(34,128)	(29,354)
Extinguishment of debt	—	—	—	(2,591)
Gain on sale of unconsolidated affiliate	—	—	—	3,921
Other income (expense), net	2,677	175	(4,258)	(6,377)
Income (loss) before provision for income taxes	(44,990)	20,198	(79,231)	111,473
Benefit (provision) for income taxes	11,582	(4,390)	2,082	(22,766)
Net income (loss)	(33,408)	15,808	(77,149)	88,707
Net (income) loss attributable to noncontrolling interests	8,153	(731)	4,707	(4,407)
Net income (loss) attributable to Bristow Group	(25,255)	15,077	(72,442)	84,300
Accretion of redeemable noncontrolling interests	—	—	(1,498)	—
Net income (loss) attributable to common stockholders	$(25,255)	$15,077	$(73,940)	$84,300

Earnings (loss) per common share:
Basic	$(0.72)	$0.43	$(2.12)	$2.40
Diluted	$(0.72)	$0.43	$(2.12)	$2.37

Non-GAAP measures:
Adjusted EBITDAR	$86,645	$126,330	$417,363	$473,824
Adjusted EBITDAR margin	23.1%	30.2%	25.6%	27.4%
Adjusted net income	$4,716	$31,804	$51,308	$133,963
Adjusted diluted earnings per share	$0.13	$0.91	$1.45	$3.77

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$104,310	$104,146
Accounts receivable from non-affiliates	243,425	250,610
Accounts receivable from affiliates	5,892	8,008
Inventories	142,503	147,169
Assets held for sale	43,783	57,827
Prepaid expenses and other current assets	53,183	70,091
Total current assets	593,096	637,851
Investment in unconsolidated affiliates	194,952	216,376
Property and equipment – at cost:
Land and buildings	253,098	171,959
Aircraft and equipment	2,570,577	2,493,869
	2,823,675	2,665,828
Less – Accumulated depreciation and amortization	(540,423)	(508,727)
	2,283,252	2,157,101
Goodwill	29,990	75,628
Other assets	163,998	143,764
Total assets	$3,265,288	$3,230,720

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$96,966	$84,193
Accrued wages, benefits and related taxes	59,431	81,648
Income taxes payable	27,400	7,926
Other accrued taxes	7,995	13,335
Deferred revenue	24,206	36,784
Accrued maintenance and repairs	22,196	23,316
Accrued interest	11,985	12,831
Other accrued liabilities	48,392	48,667
Deferred taxes	1,881	17,704
Short-term borrowings and current maturities of long-term debt	62,716	18,730
Contingent consideration	29,522	33,938
Deferred sale leaseback advance	—	55,934
Total current liabilities	392,690	435,006
Long-term debt, less current maturities	1,078,173	845,692
Accrued pension liabilities	70,107	99,576
Other liabilities and deferred credits	33,273	39,782
Deferred taxes	172,254	165,655
Redeemable noncontrolling interests	15,473	26,223
Stockholders’ investment:
Common stock	377	376
Additional paid-in capital	801,173	781,837
Retained earnings	1,172,273	1,284,442
Accumulated other comprehensive loss	(296,393)	(270,329)
Treasury shares, at cost	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,492,634	1,611,530
Noncontrolling interests	10,684	7,256
Total stockholders’ investment	1,503,318	1,618,786
Total liabilities, redeemable noncontrolling interests and stockholders’ investment	$3,265,288	$3,230,720

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(77,149)	$88,707
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	136,812	114,293
Deferred income taxes	(51,643)	(7,457)
Write-off of deferred financing fees	—	660
Discount amortization on long-term debt	1,000	4,323
Loss on disposal of assets	30,693	35,849
Gain on sale of unconsolidated affiliate	—	(3,921)
Loss on impairment	55,104	7,167
Extinguishment of debt	—	2,591
Stock-based compensation	21,181	16,353
Equity in earnings from unconsolidated affiliates less than dividends received	2,619	9,418
Tax benefit related to stock-based compensation	—	(1,550)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	46,608	24,112
Inventories	(3,380)	(21,478)
Prepaid expenses and other assets	493	(25,485)
Accounts payable	13,316	(4,665)
Accrued liabilities	(34,035)	29,461
Other liabilities and deferred credits	(25,593)	(15,152)
Net cash provided by operating activities	116,026	253,226
Cash flows from investing activities:
Capital expenditures	(372,375)	(601,834)
Acquisitions, net of cash received	—	(20,303)
Proceeds from sale of unconsolidated affiliate	—	4,185
Proceeds from asset dispositions	60,035	414,859
Investment in unconsolidated affiliates	(4,410)	—
Net cash used in investing activities	(316,750)	(203,093)
Cash flows from financing activities:
Proceeds from borrowings	928,802	454,393
Payment of contingent consideration	(9,453)	—
Debt issuance costs	(5,139)	—
Repayment of debt and debt redemption premiums	(677,003)	(460,274)
Partial prepayment of put/call obligation	(55)	(59)
Acquisition of noncontrolling interest	(7,309)	(3,170)
Dividends paid to noncontrolling interest	(153)	—
Repurchase of common stock	—	(80,831)
Common stock dividends paid	(38,076)	(45,078)
Issuance of common stock	—	5,172
Tax benefit related to stock-based compensation	—	1,550
Net cash provided by (used in) financing activities	191,614	(128,297)
Effect of exchange rate changes on cash and cash equivalents	9,274	(22,031)
Net increase (decrease) in cash and cash equivalents	164	(100,195)
Cash and cash equivalents at beginning of period	104,146	204,341
Cash and cash equivalents at end of period	$104,310	$104,146

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2016	2015	2016	2015
Operating revenue:
Europe Caspian	$206,517	$179,077	$809,914	$792,293
Africa	46,660	80,340	249,545	336,005
Americas	65,016	85,292	290,299	351,429
Asia Pacific	57,877	68,883	272,054	237,597
Corporate and other	4,945	6,270	23,487	26,412
Intra-region eliminations	(5,747)	(986)	(15,752)	(16,749)
Consolidated	$375,268	$418,876	$1,629,547	$1,726,987

Operating income (loss):
Europe Caspian	$(5,837)	$17,171	$50,406	$128,543
Africa	(5,201)	28,086	19,702	91,758
Americas	4,180	19,178	34,463	79,176
Asia Pacific	(710)	1,400	4,073	12,455
Corporate and other	(23,518)	(27,878)	(118,796)	(130,209)
Loss on disposal of assets	(6,837)	(10,255)	(30,693)	(35,849)
Consolidated	$(37,923)	$27,702	$(40,845)	$145,874

Operating margin:
Europe Caspian	(2.8)%	9.6%	6.2%	16.2%
Africa	(11.1)%	35.0%	7.9%	27.3%
Americas	6.4%	22.5%	11.9%	22.5%
Asia Pacific	(1.2)%	2.0%	1.5%	5.2%
Consolidated	(10.1)%	6.6%	(2.5)%	8.4%

Adjusted EBITDAR:
Europe Caspian	$61,708	$55,339	$260,329	$260,696
Africa	6,950	39,077	67,827	116,757
Americas	16,329	34,822	92,974	135,935
Asia Pacific	15,420	20,142	65,414	59,981
Corporate and other	(13,762)	(23,050)	(69,181)	(99,545)
Consolidated	$86,645	$126,330	$417,363	$473,824

Adjusted EBITDAR margin:
Europe Caspian	29.9%	30.9%	32.1%	32.9%
Africa	14.9%	48.6%	27.2%	34.7%
Americas	25.1%	40.8%	32.0%	38.7%
Asia Pacific	26.6%	29.2%	24.0%	25.2%
Consolidated	23.1%	30.2%	25.6%	27.4%

Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	20,633	21,860	90,260	93,876
Africa	5,921	9,720	33,111	42,637
Americas	7,257	12,202	36,841	54,383
Asia Pacific	7,025	6,513	31,638	17,917
Consolidated	40,836	50,295	191,850	208,813

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of March 31, 2016
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of FY2016 Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)	Total (2)(3)	Unconsolidated Affiliates (4)
									Total
Europe Caspian	50%	—	14	69	—	29	112	—	112
Africa	15%	14	26	6	—	5	51	45	96
Americas	18%	19	44	18	—	—	81	75	156
Asia Pacific	17%	2	9	22	—	13	46	—	46
Corporate and other	0%	—	—	—	53	—	53	—	53
Total	100%	35	93	115	53	47	343	120	463
Aircraft not currently in fleet: (5)
On order		—	10	26	—	—	36
Under option		—	6	8	—	—	14
_______________

(1)
Includes 29 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian and Africa regions and 13 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 22 aircraft held for sale and 113 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	5	4	—	—	1	10
Americas	4	7	—	—	—	11
Asia Pacific	—	—	—	—	—	—
Corporate and other	—	—	—	—	—	—
Total	9	12	—	—	1	22

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	36	—	11	52
Africa	—	—	3	—	2	5
Americas	1	13	5	—	—	19
Asia Pacific	2	2	8	—	3	15
Corporate and other	—	—	—	22	—	22
Total	3	20	52	22	16	113

(3)	The average age of our fleet, excluding training aircraft, was 8.5 years as of March 31, 2016.

(4)
The 120 aircraft operated by our unconsolidated affiliates do not include those aircraft leased to us. Includes 50 helicopters (primarily medium) and 25 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY17 GUIDANCE

FY17 guidance as of March 31, 2016 (1)
U.K. SAR	Revenue	~$205M - $230M	G&A expense	~$195M - $215M
	EBITDAR (2)	~$95M - $115M	Depreciation expense	~$110M - $130M
Airnorth	Revenue	~$70M - $85M	Rent expense	~$215M - $225M
	EBITDAR (2)	~$15M - $20M	Interest expense	~$35M - $45M
Eastern	Revenue	~$120M - $135M	Non-aircraft capital expenditures	~$50M annually
	EBITDAR (2)	~$15M - $20M
_______________

(1)	FY17 guidance assumes FX rates as of March 31, 2016.

(2)	EBITDAR excludes corporate overhead allocations consistent with financial reporting.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Unaudited)

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2016	2015	2016	2015

	(In thousands, except per share amounts and percentages)

Adjusted EBITDAR	$86,645	$126,330	$417,363	$473,824
Loss on disposal of assets	(6,837)	(10,255)	(30,693)	(35,849)
Special items	(33,311)	(925)	(82,063)	(17,132)
Depreciation and amortization	(29,959)	(37,129)	(136,812)	(114,293)
Rent expense	(51,345)	(49,928)	(211,840)	(164,767)
Interest expense	(10,183)	(7,895)	(35,186)	(30,310)
Provision for income taxes	11,582	(4,390)	2,082	(22,766)
Net income (loss)	$(33,408)	$15,808	$(77,149)	$88,707

Adjusted income tax benefit (expense)	$3,078	$(9,222)	$(7,093)	$(37,123)
Tax benefit on loss on disposal of asset	3,178	2,168	8,665	7,321
Tax benefit on special items	5,326	2,664	510	7,036
Income tax benefit (expense)	$11,582	$(4,390)	$2,082	$(22,766)

Adjusted effective tax rate (1)	*	22.1%	11.4%	21.2%
Effective tax rate (1)	25.7%	21.7%	(2.6)%	20.4%

Adjusted net income	$4,716	$31,804	$51,308	$133,963
Loss on disposal of assets	(3,659)	(8,087)	(22,028)	(28,528)
Special items	(26,312)	(8,640)	(101,722)	(21,135)
Net income (loss) attributable to Bristow Group	$(25,255)	$15,077	$(72,442)	$84,300

Adjusted diluted earnings per share	$0.13	$0.91	$1.45	$3.77
Loss on disposal of assets	(0.10)	(0.23)	(0.62)	(0.80)
Special items	(0.74)	(0.25)	(2.92)	(0.59)
Diluted earnings (loss) per share	(0.72)	0.43	(2.12)	2.37
_______________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

*	percentage change not meaningful

	Three Months Ended March 31, 2016
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring (1)	$(5,920)	$(2,336)	$(0.07)
Additional depreciation expense resulting from fleet changes (2)	—	(3,167)	(0.09)
Goodwill and intangible asset impairment (3)	(27,391)	(15,705)	(0.44)
Tax valuation allowance (4)	—	(5,104)	(0.14)
	$(33,311)	$(26,312)	(0.74)

	Three Months Ended March 31, 2015
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Severance costs (5)	$(925)	$(648)	$(0.02)
Additional depreciation expense resulting from fleet changes (2)	—	(7,992)	(0.23)
Total special items	$(925)	$(8,640)	(0.25)

	Fiscal Year Ended March 31, 2016
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring (1)	$(26,959)	$(19,094)	$(0.54)
Additional depreciation expense resulting from fleet changes (2)	—	(20,577)	(0.58)
Impairment of inventories (6)	(5,439)	(4,004)	(0.11)
Goodwill and intangible asset impairment (3)	(49,665)	(37,979)	(1.08)
Tax valuation allowance (4)	—	(20,068)	(0.57)
Accretion of redeemable noncontrolling interests (7)	—	—	(0.04)
Total special items	$(82,063)	$(101,722)	(2.92)

	Fiscal Year Ended March 31, 2015
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (8)	$3,921	$2,549	$0.07
North America restructuring (9)	(1,611)	(1,047)	(0.03)
CEO succession (10)	(5,501)	(3,576)	(0.10)
Impairment of inventories (6)	(7,167)	(5,734)	(0.16)
Repurchase of 6¼% Senior Notes (11)	(2,591)	(2,113)	(0.06)
Accrued maintenance cost reversal (12)	813	642	0.02
Accounting correction (13)	(4,071)	(3,216)	(0.09)
Additional depreciation expense resulting from fleet changes (2)	—	(7,992)	(0.22)
Severance costs (5)	(925)	(648)	(0.02)
Total special items	$(17,132)	$(21,135)	(0.59)
_______________

(1)
Organizational restructuring costs include severance expense related to separation programs across our global organization designed to increase efficiency and cut costs as well other restructuring costs.

(2)	Relates to additional depreciation expense due to fleet changes impacting the depreciable lives of certain aircraft.

(3)
Relates to impairments of goodwill of Bristow Norway and Eastern Airways within our Europe Caspian region, Bristow Academy within Corporate and other and our Africa region and impairment of intangibles of Eastern Airways within our Europe Caspian region.

(4)	Relates to the valuation of deferred tax assets resulting from foreign losses.

(5)	Relates to severance expense included in direct costs and general and administrative expense in our Africa region.

(6)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale.

(7)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

(8)	Relates to a gain resulting from the sale of our 50% interest in HCA for £2.7 million, or approximately $4.2 million.

(9)	Relates to charges associated with the restructuring of our Americas region and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(10)	Relates to CEO succession planning of $1.9 million and officer separation costs of $2.9 million.

(11)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(12)	Relates to the reversal maintenance costs associated with a prior obligation to repair certain aircraft in our fleet we ultimately did not incur.

(13)	Relates to an accounting correction that impacted net income by $4.1 million for fiscal year 2015.